                                                                   Exhibit 10.10





                           MUTUAL SUPPORT AGREEMENT

                                   between

                                   FLORISTS'

                       TRANSWORLD DELIVERY ASSOCIATION

                                     and

                                FTD ASSOCIATION






                                                               December 18, 1994

                           MUTUAL SUPPORT AGREEMENT
                           ------------------------

     This Mutual Support Agreement ("Agreement") dated December 18, 1994, between Florists' Transworld Delivery Association, a Michigan non-profit corporation ("FTD"), and FTD Association, an Ohio nonprofit corporation organized on a membership basis ("FTDA").


                                   RECITALS:

     WHEREAS, FTD Acquisition Corporation (formerly known as IRIS Acquisition Corp.) ("Iris") anticipates merging with and into FTD (the "Merger"), pursuant to an Agreement and Plan of Merger dated August 2, 1994 by and among Perry Capital Corp., FTD and Iris ("Merger Agreement") with FTD being the surviving corporation in the Merger, and with its name being changed to "Florists' Transworld Delivery, Inc." by the filing of a post-Merger amendment to its Articles of Association (the surviving corporation being referred to as "FTDI");

     WHEREAS, FTDA is a trade association organized by and operated on behalf of the Members; and,

     WHEREAS, FTD now owns, and FTDI will own following the Merger, either directly or through subsidiaries the operations known as Floral Network, Marketplace, Clearing House, Publications, Renaissance Greeting Cards, Inc. and Direct Access (collectively, the "Businesses"); and,

     WHEREAS, it is a condition of the Merger that the Retail/Professional Florists who were FTD Members and FTD International Members immediately prior to the Merger will continue to have the right after the Merger to use the Member Used Intellectual Property owned by FTDI on the same basis as FTD permitted such use immediately prior to the Merger, subject to their becoming FTDA Members and FTDA International Members, executing the Trademark Membership License

Agreement, and complying with such additional terms and conditions as are provided in this Agreement for the retention of such membership and right; and,

     WHEREAS, FTD and FTDA recognize that, following the Merger, there will be a continuing need for the exchange of information, and mutual support in connection with their respective operations, all as described below.

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, the parties agree as follows.


                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

     1.1  Definitions.  Terms set forth below shall have the following meanings:

     "Affiliate" means, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with such Person. As used in this definition, "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person, whether through owning voting securities, by contract, or otherwise.

     "AFMC" means the American Florists' Marketing Council which is the marketing branch of The Society of American Florists headquartered in Alexandria, Virginia and which includes representatives of the Retail/Professional Florists Industry.

     "Benevolent Fund" means that fund created by voluntary member payments to provide benevolent assistance to the families of deceased members of FTDA and which includes the accounts known as the benefit account and the administrative account.

     "Businesses" has the meaning set forth in the Recitals.

     "Claimant" has the meaning set forth in Section 6.3.

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     "Clearing House Statement" means that member activity statement sent on a regular basis to members setting forth the status of the members' account with FTDI.

     "CPI Index" means the percentage increase (or decrease) in the U.S. City Average consumer price index for All Urban Consumers, All Items ("CPI-U"), calculated by the United States Department of Labor, Bureau of Labor Statistics, for the period from the date of execution of this Agreement through the date to which the adjustment is to be made. The CPI-U for March, 1994, is 147.2, as reported in the CPI Detailed Report (March, 1994) (1982-84 = 100). Any amount to be adjusted by the CPI Index for a particular period shall be calculated by multiplying such amount by the CPI Index, and adding the product (rounded up to the nearest whole cent) to the amount to be adjusted. For example, if the date of execution of this Agreement occurred in August, 1994, the CPI-U for August 1994 was 150, the amount to be adjusted was $15, and the CPI-U for the month including the adjustment date was 160, then the amount as adjusted would be ($15 x 10/150) + $15, or $16.

     "Constituent Groups of Interflora" means the Constituent Groups, as defined in the Bylaws of Interflora, but excluding FTDI and FTDA.

     "Convention Savings Fund" means that fund created by voluntary member payments to provide a prepayment mechanism for the costs of the FTDA annual members meeting.

     "Damages" has the meaning set forth in Section 6.1.

     "Direct Access" means FTD Direct Access, Inc., a Delaware corporation and wholly-owned subsidiary of Holdings.

     "Direct Orders" means retail orders which consist principally of fresh flowers or other floral products which are generated directly by FTDA or any Affiliate using the Logo, the marks "FTD", "FTDA" or "FLORISTS' TRANSWORLD DELIVERY" (e.g., through Direct Access).

     "Dues and Fees Reimbursement" means the amount of Membership Dues, Fees and Member Voluntary Payments as may be collected by FTDI for the benefit of FTDA as part of the Clearing House Statement after the execution of this Agreement.

     "Education Savings Plan Fund" means that fund created by voluntary member payments to provide a prepayment mechanism for the costs of FTDA educational programs.

     "Foreign Tours Fund" means that fund created by voluntary member payments to provide a prepayment mechanism for the costs of FTDA sponsored or conducted tours of foreign countries.

     "FTDA Bylaws" means the duly adopted Bylaws of FTDA.

     "FTDA Handbook" means the FTDA Member/Owner Handbook adopted by FTDA.

     "FTDA International Members" means those Retail/Professional Florists who are International Members of FTDA as defined in the provisions of the FTDA Articles of Incorporation and Bylaws.

     "FTDA Membership Interests" means the membership interest of each Member in FTDA.

     "FTDA Members" has the same meaning as Members.

     "FTD Member Voluntary Payments" means those voluntary payments by FTD members equivalent to Member Voluntary Payments which immediately prior to the Merger were held by FTD for and on behalf of FTD members.

     "FTDA Non-Voting Membership Interests" means the membership interests of members of FTDA which do not have the right to vote under the applicable Articles of Incorporation and Bylaws of FTDA, including Honorary Members, Associate Members, International Members, Student Members and Retired Florist Members, each as defined in the provisions of the FTDA Bylaws, but not including Affiliate Members as defined in the provisions of the FTDA Bylaws.

     "FTDA Non-Voting Members" means those members of FTD with FTDA Non-Voting Membership Interests.

     "FTDA Parties" has the meaning set forth in Section 6.2.

     "FTDA Standards" means FTD's minimum standards for membership as in effect on the Merger Date, as contained in the FTD Handbook under the heading "General Requirements" at pages 6 through 15, and, with respect to matters relating to using the Logo, (i) Bylaw XIII, Section 4 of FTD's Bylaws, (ii) guidelines for the use of the FTD emblem and FTD trademarks contained in the FTD Handbook at pages 42 through 43 and (iii) Membership Rule 2 contained in the FTD Handbook at pages 118 through 120, all as such FTD minimum standards as adopted by FTDA may be amended or supplemented by FTDA from time to time after the Merger pursuant to the FTDA Bylaws and this Agreement.

     "FTD Bylaws" means the duly adopted Bylaws of FTD in effect immediately prior to the Merger.

     "FTD Handbook" means the FTD Member/Owner Handbook issued by FTD and containing the Articles of Association, Bylaws, rules, regulations, and policies of FTD (all as described in the FTD Handbook) effective as of April 14, 1993, and, subject to the terms of the Merger Agreement, as the same may have been amended by the Members or FTD's Board of Directors thereafter.

     "FTD International Members" means those Retail/Professional Florists who were Foreign/International Members of FTD as defined in the provisions of the FTD Articles of Association and Bylaws.

     "FTD Member(s)" means those Retail/Professional Florists who were Active Members or Affiliate Members or FTD, each as defined in the provisions of the FTD Bylaws.

     "FTD Member Voluntary Payments" means those voluntary payments by FTD members equivalent to Member Voluntary Payments which immediately prior to the Merger were held by FTD for and on behalf of FTD members.

     "FTDI" has the meaning set forth in the recitals.

     "FTDI Parties" has the meaning set forth in Section 6.1.

     "FTDI Standards" means the standards, rules, regulations, and policies of FTDI governing the use of its clearinghouse, communications system, and other operations, and any Trademarks or other Intellectual Property relating thereto, initially in form and substance substantially equivalent to the Membership Rules and the Clearinghouse Rules contained in the FTD Handbook at pages 118 through 129 and pages 144 through 149, respectively, and as may be amended or supplemented by FTDI from time to time on or after the date of the Merger.

     "Fees" means the subscription fees for publications, and such other fees, assessments, and service and administrative charges (i) as may be charged by FTDA from time to time to members pursuant to FTDA's Bylaws as a condition of admission to or retaining membership under FTDA's Standards, as the same may be changed in accordance with the provisions of the FTDA Bylaws, subject to the provisions of this Agreement, provided that on the date of this Agreement the following shall constitute such fees, assessments, and service and administrative charges: (a) a membership fee of $100 to be charged to Provisional Members (as defined below, but excluding Affiliate Members) which held memberships in FTD as Active Members on the date of the Merger and which are eligible to become Active Members as defined in the provisions of the FTDA Bylaws, provided that such $100 membership fee shall be returnable upon the termination of an Active Member's membership in FTDA; (b) a membership fee of $250 to be charged to applicants which did not hold memberships in FTD as Active Members on the date of the Merger and which are eligible to become Active Members as defined in the provisions of the FTDA Bylaws, subject only to CPI Index increases by the FTDA Board of Trustees without any action by the Members, provided that any increase in the membership fee in excess of the CPI Index by the FTDA Board of Trustees or Members shall be subject to the prior written approval of FTDI, which approval shall not be unreasonably withheld; (c) a one time processing fee to be charged to applicants of $375 for Active

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Members and $225 for Affiliate Members, subject only to CPI Index increases by the FTDA Board of Trustees without any action by the Members, provided that any increase in the processing fee in excess of the CPI Index by the FTDA Board of Trustees or Members shall be subject to the prior written approval of FTDI, which approval shall not be unreasonably withheld; (d) a fee of $100 to be charged for a second inspection of an applicant, as required, subject only to CPI Index increases by the FTDA Board of Trustees without any action by the Members, provided that any increase in the second inspection fee in excess of the CPI Index by the FTDA Board of Trustees or Members shall be subject to the prior written approval of FTDI, which approval shall not be unreasonably withheld; (e) a subscription fee totaling $26 for FTDA publications which may be increased by the FTDA Board of Trustees in its sole discretion, but in no event in an amount greater than increases in the CPI Index without the prior written approval of FTDI, which approval shall not be unreasonably withheld; (f) district dues to be charged to Members and FTDA International Members in the amount of $35 per year and as may be increased to an amount not greater than $50 per year by resolution duly adopted at a meeting of a district and approved by a majority of the Members at a district voting in a mail ballot conducted by FTDA;
(g) a catastrophe fee assessment upon FTDA Members in an amount not to exceed $5 per Member, subject only to CPI Index increases by the FTDA Board of Trustees without any action by the Members; and (h) dues, fees, assessments, and charges to FTDA Non-Voting Members which may be established by the FTDA Board of Trustees in its sole discretion, provided that such dues, fees, assessments and charges to FTDA International Members shall be no greater than charged to Active Members; and (ii) as Members may otherwise agree to pay to FTDA and corresponding amounts payable after the Merger under the FTDA Bylaws, but (a) in no event shall such charges include or represent an access fee, assessment or charge relating to the Floral Network, and (b) in no event shall such charges include fees, assessments and charges to applicants other than the membership fee, the processing fee and the second inspection fee referred to above without the prior written approval of FTDI, which approval shall not be unreasonably withheld.

     "Flora1 Network" means the system of computer terminals and central processing units and related peripheral equipment, software, computer programs, electronic data storage mechanisms, and systems, regardless of the software architecture employed, that is used in the provision of (i) a specialized electronic network that is currently used in the Businesses for, among other functions, floral order transmission and processing, computer network communications services, Member support and telemarketing services, (ii) depot maintenance, and (iii) PC-based business management application software to the Members, and all documentation and resource material related to any of the foregoing.

     "Floral Network Litigation" means the patent litigation currently pending in the federal court for the Southern District of Florida, brought by Memorylink, Inc. and Floral Communications, Inc. against Florists' Transworld Delivery Association, FTD. Holdings, Inc. and FTD Direct Access, Inc., Case Number 94-8154.

     "Florists' Mutual Insurance Programs" means those Insurance Programs referred to in clause (b) of the definition of Insurance Programs.

     "Grandfathered Stores" shall mean those Active Members of FTD which were additional retail stores of an Active Member of FTD prior to the adjournment of the 1977 FTD annual members' meeting and which continued to be Active Members of FTD after the adjournment of that meeting.

     "Group Insurance Programs" means those Insurance Programs referred to in clause (a) of the definition of Insurance Programs.

     "Holdings" means FTD Holdings, Incorporated, a Delaware corporation and wholly-owned subsidiary of FTDI.

     "Indemnitor" has the meaning set forth in Section 6.3.

     "Insurance Programs" means the following insurance programs offered to FTD Members immediately prior to the Merger with billing to Members as part of the Clearing House Statement: (a) Life Insurance, Long-Term Disability, Hospital Indemnity and Comprehensive Major Medical offered to Members through the Florists' Transworld Delivery Association Group Insurance Agreement of Trust established July 17, 1979; and (b) Workers' Compensation and Property/Casualty sponsored by FTD and offered by Florists' Mutual Insurance Company.

     "Interflora" means Interflora, Inc., a Michigan corporation.

     "Iris" has the meaning set forth in the Recitals.

     "Licensee" means any Person licensed by FTDI to use the Member Used Intellectual Property in the Retail/Professional Florists Industry, provided that such Persons shall be FTDA Members or FTDA International Members entitled to use the Member Used Intellectual Property.

     "Licensed Intellectual Property" means the registered and unregistered Trademarks owned and used by FTD as of the date of this Agreement, including without limitation the Logo and the marks "FTD", "FTDA", "FLORISTS' TRANSWORLD DELIVERY", "FLORIST" and "FTD FAMILY" (all as set forth in Exhibit TL-A to the Trademark License Agreement), and any other Trademarks used in connection with the Retail/Professional Florists Industry acquired by FTDI at any time after the date of the Merger and including or otherwise incorporating the Logo and/or the marks "FTD", "FTDA", "FLORISTS' TRANSWORLD DELIVERY", "FLORIST" and/or "FTD FAMILY", but shall not include such Trademarks as are used solely in connection with the Floral Network, such Trademarks as require an additional fee or royalty if FTDA is licensed therefor, unless FTDA promptly agrees to pay such fee or royalty, any Software which FTD owns or has the right to use pursuant to a license or other agreement, the marks "Interflora" and "Fleurin" licensed to FTD under the Interflora/FTD License Agreements dated December 7, 1987 between Interflora and FTD or any trademarks owned by RGC. In addition, Licensed
Intellectual Property shall not include any Intellectual Property (as defined in section 7.9(a) of the Merger Agreement) which was used by FTD prior to the Merger pursuant to agreement, which agreement restricts or otherwise prevents FTDI's ability to license to FTDA, or use on FTDA's behalf, said Intellectual Property, unless the necessary consents from third parties have been duly obtained pursuant to Section 3.3 of the Merger Agreement.

     "Logo" means the stylized Mercury man emblem shown in Exhibit TL-B to the Trademark License Agreement.

     "Marketing Expenditures" means expenditures for print, television, radio, and other consumer advertising promoting the Member Used Intellectual Property and the Retail/Professional Florists Industry generally.

     "Member" means an Active Member and an Affiliate Member of FTDA, each as defined in the provisions of the FTDA Bylaws.

     "Member Incentive Program" means a program which provides cash or other incentives to FTDA Members to encourage the use of the clearinghouse operations of FTDI.

     "Member Used Intellectual Property" means the Logo, the marks "FTD", "FTDA" and "FLORISTS' TRANSWORLD DELIVERY", and such other Trademarks which are collective marks for the names of floral arrangements, gourmet foods baskets, and related floral gift arrangements, but Member Used Intellectual Property shall not include any Intellectual Property (as defined in section 7.9(a) of the Merger Agreement) which was used by FTD prior to the Merger pursuant to agreement, which agreement restricts or otherwise prevents FTDI's ability to license to Members, or use on Members' behalf, said Intellectual Property, unless the necessary consents from third parties have been duly obtained, pursuant to Section 3.3 of the Merger Agreement.

     "Member Voluntary Payments" means those payments made to FTDA on a voluntary basis by members to pay for the costs of FTDA programs and activities including the Benevolent Fund, the Convention Savings Fund, the Education Savings Plan Fund, the Foreign Tours Fund and the Insurance Programs.

     "Membership Dues" means the monthly membership dues of $15 currently charged by FTD pursuant to Bylaw II. Section 2 of FTD's Bylaws, and the corresponding amounts payable by FTDA Members of $15 per month after the date of the Merger under the FTDA Bylaws, as may be adjusted (i) by FTDA's Board of Directors, without any action by the Members, for any increase in the CPI Index occurring after the date of the Merger, and (ii) by action of the Members.

     "Merger" has the meaning set forth in the Recitals.

     "Memorabilia" has the meaning set forth in Section 3.1(q).

     "Nonprofit Act" means the Ohio Nonprofit Corporation Law, as amended, O.R.C.A. Sec. 1702.01 et seq.

     "Person" means an individual, a corporation, a partnership, an association, a trust, or any other entity or organization, including a governmental or political subdivision or an agency or instrumentality thereof.

     "PromoFlor Council" means the council which has been provided for in the Fresh Cut Flowers and Fresh Cut Greens Promotion and Information Act of 1993 and which will include representatives of traditional retail florist organizations.

     "Provisional Member" has the meaning set forth in Section 2.2(b) (i).

     "Reference Period" has the meaning set forth in Section 3.1(1).

     "RGC" means Renaissance Greeting Cards, Inc., a Maine corporation formerly known as "Renaissance Acquisition Company", and majority-owned subsidiary of Holdings.

     "Retail Professional Florists" means those Persons who operate and maintain a retail florist shop and who are part of the Retail Professional Florists Industry.

     "Retail/Professional Florists Industry" means the business of selling products and performing services customarily associated with operating and maintaining a retail/professional florist business.

     "Software" means all computer software and databases, including all embodiments or fixations thereof and related resource material and documentation, and all additions, improvements, enhancements, updates and accessions thereto, and including without limitation the Floral Network.

     "Subsidiaries" means, collectively, Holdings, Direct Access, and RGC.

     "Successor" has the meaning set forth in Section 3.3.

     "Trademark License Agreement" means the License Agreement in substantially the form attached as Exhibit MS-A hereto.

     "Trademark Membership License Agreement" means the license agreement in substantially the form attached as Exhibit MS-B hereto.

     "Trademarks" means all trademarks, trade dress, trade names, trade styles, logos or service marks, including all registrations thereof and applications therefor, in the United States, any political subdivisions thereof, or any foreign jurisdiction.

     "Transferred Employees" has the meaning set forth in Section 2.5.

     "Transferred Member Voluntary Payments" means FTD Member Voluntary Payments which have been transferred to FTDA pursuant to authorization by FTD members, Provisional Members or FTDA members.

     1.2  Other Definitions; Rules of Construction.

     (a) As used herein, the terms "Agreement", "FTD", and "FTDA" shall have the respective meanings ascribed thereto in the introductory paragraph of this Agreement. These terms, together with the terms defined in Section 1.1, shall include both the singular and the plural forms thereof and shall be construed accordingly.

     (b) As used herein, terms which are not separately defined in this Agreement shall have the respective meanings ascribed thereto in the Merger Agreement.

     (c) References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.

                                   ARTICLE II

                 ORGANIZATION OF FTDA; GOVERNANCE RELATIONSHIPS
                 ----------------------------------------------

     2.1 Organization of FTDA. FTDA has been organized on a membership basis with a single voting class of membership under the Nonprofit Act to be known as "Active Members" and other non-voting classes of members, each as defined in the provisions of the FTDA Bylaws. The Articles of Incorporation and Bylaws of FTDA are substantially in the form approved by Buyer at the time of the organization of FTDA and contained in the Information Statement sent to each former member of FTD in connection with the Special Membership Meeting called to approve the Merger.

     2.2  Membership Fee and Admission of Members.
          ---------------------------------------

     (a) Any Person who shall apply for membership and who held a membership in FTD as an Active Member on the date of the Merger (other than Grandfathered Stores) shall be immediately eligible for admission to FTDA as an Active Member and each additional retail store of such Active Member which held a membership in FTD as an Affiliate Member or was a Grandfathered Store on the date of the Merger shall be eligible for admission to FTDA as an Affiliate Member. The FTDA Bylaws require that each applicant who held a membership in FTD as an Active Member on the date of the Merger shall pay a membership fee to FTDA upon admission in the amount of $100. Upon receipt of such payment and an executed Trademark Membership License Agreement, each applicant shall be admitted as an Active Member of FTDA with a single Active membership interest in FTDA.

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Each additional retail store of such Active Member which was an Affiliate Member of FTD or was a Grandfathered Store on the date of the Merger shall be admitted without any membership fee as an Affiliate Member upon the admission of the Active Member with a single Affiliate Membership interest in FTDA, subject to receipt of an executed Trademark Membership License Agreement.

     (b) With respect to former FTD Members entitled to receive a distribution of cash as a Member Equity Merger Distribution with respect to their FTD membership interests pursuant to the Merger, the following special classifications and procedures shall apply:

     (i) Notwithstanding subsection (a), each such Member shall become a provisional member ("Provisional Member") for a period of up to three (3) months beginning with the effectiveness of the Merger. During such period each Provisional Member shall be entitled to participate in and receive the benefits of membership (including the right to continue to utilize the Member Used Intellectual Property) as though such Provisional Member had been duly admitted to Active or Affiliate FTDA membership pursuant to subsection (a) without the payment by the Provisional Member of the $100 membership fee referred to in subsection (a) above and/or execution of a Trademark Membership License Agreement. The period of provisional membership for any former FTD Member entitled to such status shall terminate on the earliest to occur of: (A) admission as an Active or Affiliate Member of FTDA and payment of the membership fee by an Active Member and execution of a Trademark Membership License Agreement by an Active Member or an Affiliate Member pursuant to subsection (a);
(B) FTDA's receipt of written notice that such Provisional Member does not desire to have such status; or (C) expiration of the provisional membership period.

     (ii) Each Provisional Member who seeks Active Member status shall have the opportunity to satisfy payment of its $100 membership fee by means of the special procedure set forth in this subsection. Immediately before receiving the distribution to which each such former

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

Active Member of FTD is entitled pursuant to Section 2.5(b) (iii) (A) of the Merger Agreement, the Disbursing Agent shall be instructed to withhold from the amount otherwise distributable to such Member and pay over to FTDA on behalf of each former Active Member of FTD who elects to become an Active Member and who executes the Trademark Membership License Agreement the amount of $100 which amount shall constitute such Member's membership fee and which shall entitle the Provisional Member and each of its additional retail stores which were Affiliate Members of FTD to Active Member status and Affiliate Member status respectively.

     (c) Each person who was, before the Merger, the holder of a membership interest in FTD similar to the FTDA Non-Voting Membership Interest, including Honorary Members, Associate Members, Foreign/International Members, Student Members and Retired Florist Members, but not including Affiliate Members, shall be automatically and without further action or the making of any additional payment admitted to the corresponding category of membership in FTDA.

     2.3  Representation on Boards of Directors; Voting.

     (a) FTDA Directors. No less than twenty percent (20%), but not fewer than two (2), of the members of the Board of Directors of FTDA shall be designated by the Board of Directors of FTDI. The balance of the members of the Board of Directors of FTDA shall be elected by the Active Members voting on the basis of one vote for each such membership interest, provided that regional representation by, and election of, such directors may be established in accordance with applicable law.

     (b) Voting. Each Active Member shall be entitled to one vote with respect to all matters.

     2.4 Representation on FTDI Board of Directors. FTD agrees that, following the Merger, no less than twenty percent (20%), but no fewer than two (2), of the members of FTDI's Board of Directors and the boards of directors of any controlled Affiliates (other than RGC) of FTDI which may operate any portion of the Businesses shall be designated for appointment by FTDA's Board of Directors.

     2.5 Transferred Employees. If a Transferred Employee (as defined in the Merger Agreement) becomes a participant in any employee benefit plan, program, practice or policy of FTDA or any Affiliate thereof, such Transferred Employee shall be given credit thereunder for all service prior to the Merger with FTD and its Subsidiaries, or any predecessor employer (to the extent such credit was given by FTD), for purposes of eligibility and vesting and for all other purposes for which such service is either taken into account or recognized, provided, however, that such service need not be credited to the extent it would result in a duplication of benefits, including, without limitation, benefit accrual service under defined benefit plans.

     2.6 Interflora Relationship. As soon as practicable after the Merger, FTDI will appoint two individuals selected by FTDA to serve as two (2) of the four (4) individuals appointed by FTDI as members of the Board of Directors of Interflora. FTDI and FTDA shall enter into a voting agreement in form and substance reasonably acceptable to FTDI regarding the voting procedures to be observed by their respective representatives on the Interflora Board of Directors.

     2.7 Required Consents. To the extent that any License, contract, Real Property Lease, Lease, FTD Permit (as such terms may be defined in the Merger Agreement), or other asset used in conducting any of the Businesses is subject to restrictions which may require that FTD may not effect or be a party to the Merger without the consent of a third party, or which impair the ability of FTDI to perform its obligations under this Agreement or the Trademark License Agreement, and FTD has not been able to obtain the third party's consent to the Merger and deliver such consent at the Closing, FTDA shall (i) continue, following the Closing Date, to exercise reasonable best efforts to assist the Surviving Corporation in obtaining the delivery of such consent to the Surviving Corporation as soon as possible following the Closing Date; (ii) either (a) upon the expiration of

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

sixty (60) days following the Closing Date if such consent has not been obtained by that time, or (b) immediately upon FTDI reasonably concluding that such consent will not be granted by the third party, exercise reasonable best efforts to obtain alternate sources of the functionality currently provided pursuant to any License; and (iii) perform any action and execute any document requested by Perry Capital Corp. and reasonably necessary to obtain such consent or functionality as long as it imposes no material financial obligation or liability on FTDA.

     2.8 Consent Order. Each of FTDA, FTD and, following the Merger, FTDI shall be bound by the terms of the Consent Order (as defined in the Merger Agreement), to the extent and for the time period required, and to execute all reasonable undertakings to formalize such consent, if necessary.

                                  ARTICLE III

                          MUTUAL SUPPORT RELATIONSHIPS
                          ----------------------------

     3.1  Relationships between FTDI and FTDA.

          (a) Continued Operation. FTDA acknowledges and agrees that FTDA, its successors and assigns, will continue for the duration of the term of this Agreement and the Trademark License Agreement to operate solely as a trade association of retail florists in accordance with applicable law (including, but not limited to the Consent Order as defined in the Merger Agreement), with the power and authority to collect Membership Dues and Fees from Members. FTDA's on-going trade association activities shall include without limitation educational, public service, governmental, membership, publicity, research, publications and administrative matters to the extent its financial resources permit such activities to continue. FTDA agrees that it shall use its best efforts, consistent with its financial resources, to maintain and enhance its membership and its trade association activities, including the prompt processing of applications for membership.

     (b) License to FTDA. Simultaneously with the execution of this Agreement, FTD shall enter into the Trademark License Agreement with FTDA granting to FTDA a 99-year, renewable, nonassignable, nonexclusive (except as set forth therein) license to use the Licensed Intellectual Property in the Retail/Professional Florists Industry, only in conjunction with FTDA's ongoing activities as a trade association, which license shall be exclusive for such trade association use in the Retail/Professional Florists Industry. FTDA acknowledges that neither FTD nor FTDI makes no representation or warranty of ownership of any rights in and to the Licensed Intellectual Property for trade association services or associated products, with the exception of the Logo and the marks "FTD", "FTDA", "FLORISTS' TRANSWORLD DELIVERY", "FLORIST" and "FTD FAMILY", it being understood that such marks were valid and owned by FTDI immediately after the date of the Merger. FTDA shall not be required to make any actual royalty payments under such license, but FTDA shall be deemed to make royalty payments to FTDI, and FTDI shall be deemed to make payments to FTDA (in consideration of FTDA's agreement not to compete under Section 3.1(o) hereof) in equal amounts and at the same time over the term of the license.

     (c) FTDI Licenses to FTDA Members. (i) FTD hereby appoints FTDA as FTDI's exclusive licensing agent after the Merger with the right to approve or disapprove a Member's or applicant's right to a license from FTDI of the Member Used Intellectual Property for use in Retail/Professional Florist Industry operations in the United States, Canada, and other countries in which FTDI owns the Member Used Intellectual Property. FTDI shall retain the right to veto a decision by FTDA permitting or denying a Member's or applicant's right to such a license, provided that FTDI agrees that it shall not exercise this right so long as FTDA's decision is based on a Member's or applicant's compliance, or failure to comply, with the FTDA Standards and provided further that, in the event FTDA reasonably believes that it has taken appropriate action regarding the Member or applicant, FTDA may submit such matter to a neutral arbitrator who shall apply the arbitration procedures referred to in Section 7.8 of this Agreement. All licenses to Members for use of the Member Used Intellectual Property shall be substantially in the form of the Trademark Membership License Agreement. Licensees shall have the right to use the Member Used Intellectual Property on the same basis as FTD permitted such use immediately prior to the Merger. FTDA warrants that, except as provided in subsection (ii) with respect to Provisional Members, it shall require all Members to sign, or designate in writing an authorized representative to sign on their behalf, and return to FTDA the Trademark Membership License Agreement as a condition of Membership or to maintain an existing Membership. FTDA shall preserve for FTDI's benefit such Trademark Membership License Agreement(s) in its membership files, but only for then current Members.

     (ii) FTD agrees that any Retail/Professional Florist to which FTDI licenses Member Used Intellectual Property must be an FTDA Member or an FTDA International Member entitled to use the Member Used Intellectual property and shall pay to, or for, FTDA's benefit the Membership Dues and Fees as a condition of obtaining from FTDI, and maintaining the right to use, the Member Used Intellectual Property, provided however, that with respect to Provisional Members, FTDI shall continue to recognize for the period during which a former FTD Member maintains Provisional Member status the oral license pursuant to which such persons were entitled to use the Member Used Intellectual Property on the same basis as when they were Members of FTD, such continuation being subject, however, to such Provisional Members' compliance with the FTDA Standards during such transitional period. FTDA agrees that, during the term of this Agreement, FTDA shall use the Licensed Intellectual Property, as appropriate, in connection with the activities conducted in accordance with this Agreement and the Trademark License Agreement sufficiently so that the Licensed Intellectual Property will not be deemed abandoned in whole or in part.

     (iii) FTD agrees that, during the term of this Agreement and without FTDA's prior written consent, FTDI shall not itself use or display, nor permit any other Person to use or display the Licensed Intellectual Property: including but not limited to the Logo, the marks "FTD", "FTDA", "FLORISTS' TRANSWORLD DELIVERY" and "FTD FAMILY": (A) in the legal, assumed or trade name of, and (except as to Members) on or in connection with, any staffed retail operation in a public area which is accessible to a customer and provides a customer with the opportunity to order flowers or other floral products, or (B) on or in connection with any unstaffed retail operation in a public area which is accessible to a customer and provides a customer with the opportunity to order flowers or other floral products and is within one hundred and fifty (150) yards of any Member' s preexisting retail floral operations (without such Member's written consent).

     (d)  Discipline.

     (1) Under FTDA Standards. FTDA agrees that it shall enforce the FTDA Standards and the other rules and regulations contained in the FTDA Handbook, to the full extent necessary to maintain and protect the goodwill associated with the Member Used Intellectual Property, and FTDI hereby acknowledges that the extent to which FTD enforced its standards prior to the Merger was sufficient for this purpose. Notwithstanding the foregoing, in the event a Member's violation pertains to the FTDA Standards and FTDA fails in the reasonable opinion of FTDI to discipline said Member as required, FTDI shall have the right to take whatever action FTDI deems necessary to enforce the FTDA Standards against said Member, including seeking termination of membership, provided that in the event FTDA reasonably believes that it has taken appropriate action regarding the Member, FTDA may submit such matter to a neutral arbitrator selected by FTDI and FTDA who shall apply the procedures in Section 7.8 of this Agreement. In the event the arbitrator requires more than thirty days in which to render his or her decision, FTDI shall have the right during the pendency of the decision to take whatever steps it deems reasonably necessary to maintain the goodwill associated with the Member Used Intellectual Property used by said Members. The decision of the arbitrator shall be deemed to constitute action by FTDI to maintain the goodwill associated with the Member Used Intellectual Property.

     (2) Under FTDI Standards. FTDA agrees that FTDI shall have the right to discipline Members for violating the FTDI Standards that shall be adopted by FTDI for the use of its clearinghouse, communications system, and other business operations only to the extent necessary to ensure proper usage thereof and payment therefor by Members associated with the Member Used Intellectual Property, provided that a Member terminated by FTDI for violating the FTDI Standards shall have a right of appeal to a neutral arbitrator selected by FTDI and FTDA who shall apply the arbitration procedures referred to in Section 7.8. In the event the arbitrator determines upon such appeal that a Member's right to use the clearinghouse, communications system, and other business operations should be reinstated, and in the event that the Member has met its financial obligations to FTDI, FTDI shall reinstate the Member, In the event the arbitrator requires more than thirty days in which to render his or her decision, FTDI shall have the right during the pendency of the decision to take whatever steps it deems reasonably necessary to maintain the goodwill associated with the Member Used Intellectual Property used by said Member. The decision of the arbitrator shall be deemed to constitute action by FTDI to maintain the goodwill associated with the Member Used Intellectual Property.

     (e) Trade Association Billing Support. Not less than monthly, beginning with the first full month following the execution of this Agreement, FTDI will submit to all Licensees as part of the Clearing House Statement a statement for the Dues and Fees Reimbursement and Member Voluntary Payments and to promptly remit to FTDA all Dues and Fees Reimbursement and Member Voluntary Payments collected thereunder but in no event less than three days after receipt. Commencing with the statement containing the first billing for FTDA of the Dues and Fees

Reimbursement and the Member Voluntary Payments after the date of the Merger, FTDI shall debit the account of each Provisional Member or member of FTDA with the full amount of FTD Member Voluntary Payments held by FTDI for and on behalf of the Provisional Member or members pursuant to authorizations obtained from members, and to promptly remit such Transferred Member Voluntary Payments to FTDA to be held and/or applied for and on behalf of such members. FTDA retains the right, at its discretion, to bill and collect directly from the Members and applicants for membership any and all Membership Dues, Fees and Member Voluntary Payments.

     (f) Reimbursement Mechanics. FTDI shall bill, collect, and transmit the Membership Dues and Fees and Member Voluntary Payments to FTDA at FTDI's expense, provided that FTDI is permitted to charge FTDA for the reasonable cost of billing, collecting and transmitting Member Voluntary Payments. In all statements delivered to Licensees by FTDI, each component of the Dues and Fees Reimbursement and Member Voluntary Payments shall be separately and clearly designated as being charged and collected on FTDA's behalf. It is understood for purposes of the above agreement that statements will be enclosed with or incorporated by FTDI into its own Clearing House Statements to Members. In the event Members pay less than the full amount billed, such partial amount shall be remitted to FTDA for application by FTDA to each component of the statement as FTDA determines in its sole discretion. Sanctions equivalent to those imposed by FTD on Licensees for failure to pay any amounts owed to it (as adjusted for increases in the CPI Index, provided that any increases in excess of the CPI Index shall be subject to the approval of FTDA, which approval shall not be unreasonably withheld) shall be imposed by FTDI on Licensees which fail to promptly pay the Dues and Fees Reimbursement for the account of FTDI as reasonable reimbursement for its collection efforts.

     (g) Direct Orders. After the Merger, FTDI and its Affiliates will fill all Direct Orders only through FTDI Licensees and will distribute all Direct Orders through procedures reasonably established by FTDA from time to time, such procedures as in existence on the date hereof being set forth on Schedule 3.1(g) hereto. Any proposed changes to the procedures set forth in such schedule shall be jointly agreed to by FTDI and FTDA and if FTDA and FTDI shall fail to reach agreement, any dispute shall be resolved by the arbitration procedures provided in Section 7.8; provided, however, that the parties undertake to consider in good faith appropriate changes to the distribution procedure with respect to Direct Orders. In the event that FTDI reasonably should conclude that the procedures established by FTDA are in violation of any third-party patent rights, then: (i) FTDI shall have no obligation under this or any other agreement to employ or implement such procedures, and (ii) FTDA and FTDI shall cooperate to establish and implement replacement procedures in accordance with the provisions of Section (p) below.

     (h) Access to Interflora. From and after the Merger, FTDI shall provide access through its clearinghouse operation and its communications system operation to the Constituent Groups of Interflora, their national units and retail florist members, pursuant to the rules, regulations, and policies of Interflora and on the same basis FTD provided such access prior to the Merger and/or in a manner consistent therewith.

     (i) Additional Funding. FTDI will compensate FTDA for the services to be performed pursuant to this Agreement by providing FTDA an amount equal to one-eighth of one percent (.125%) of the value of every floral order that is cleared or otherwise processed through FTDI's clearinghouse operations, such amount to be payable to FTDA monthly within ten (10) days after the end of the prior month in which floral orders are reported to, and collected by, the clearinghouse.

     (j) Information Exchange and Usage. FTDI and FTDA will provide to each other information in hard copy or magnetic disc form (if reasonably available) from their respective databases and other sources regarding membership data and the use of the clearinghouse and communications system by Members, provided, however, that FTDI will not use (a) in its Direct

Orders or other direct marketing operations (including without limitation the sale of mailing lists, telemarketing, etc.) in the Retail/Professional Florists Industry and in competition with FTDA (for so long as FTDA complies with the provisions of this Agreement and the Trademark License Agreement) or in competition with Members generally or (b) in conjunction with the Logo, the marks "FTD", "FTDA", or "FLORISTS' TRANSWORLD DELIVERY": (i) any of the information provided by FTDA relating to the names, addresses, and other information regarding sending or receiving customers of Members, and (ii) any of the information generated by or accessible to FTDI after the execution of this Agreement relating to the names, addresses and other information regarding sending or receiving customers of Members as a result of the Members' using FTDI's clearinghouse, communications system, credit card, and other operations.

     (k) Continued Access to Books and Records. FTDI and FTDA will provide to each other, during normal business hours and upon reasonable notice, access to all books and records of the other as is required for a period of up to five (5) years as either party may reasonably request.

     (1) Marketing. For the period of three (3) years after the Merger, FTDI will maintain annual national time and space Marketing Expenditures at a minimum level of $11.7 million (so long as the actual clearing transactions for any 12-month period immediately prior to the date of determination (the "Reference Period") are at least ninety-five percent (95%) of clearing transactions for the 12-month period immediately prior to the Reference Period), provided, however, that FTDI shall maintain annual national time and space Marketing Expenditures at a minimum level of $11.7 million for at least the one-year period after the Merger.

     (m) FTDA Standards. FTDI shall at all times control the nature and quality of the Licensees' products and services identified by the Member Used Intellectual Property. For this purpose FTD hereby appoints FTDA as FTDI's exclusive agent after the Merger for purposes of establishing and enforcing the FTDA Standards which shall govern the activities of the Members and their use of the Member Used Intellectual Property under their respective Trademark Membership License Agreements with FTDI. FTDA agrees to establish and enforce quality control standards for Licensees consistent with the quality control standards enforced by FTD prior to the Merger and FTD finds on behalf of FTDI that such standards and the quality to be enforced by FTDA are sufficient to adequately protect the goodwill associated with the Member Used Intellectual Property and the Members' products and services. FTDI will have the right to review and approve the FTDA Standards on a yearly basis, or more frequently if they are materially modified during each year. FTDA agrees that the FTDA Standards shall at all times be sufficient to protect the goodwill associated with the Member Used Intellectual Property, and in deference to the considerable experience available to FTDA in the Retail/Professional Florist Industry, FTDI shall not arbitrarily or unreasonably withhold its approval of any of FTDA's proposed changes to the FTDA Standards.

     (n) FTDI Standards. FTDI shall retain the exclusive right and authority to establish and maintain the FTDI Standards, but agrees to enforce such standards only to the extent necessary to ensure proper usage thereof and payment therefor by Members.

     (o) Non-Competition. (i) FTDA agrees that during the term of the Trademark License Agreement, it will not carry on, directly or indirectly, whether alone or in conjunction with any Person, as a holder of an equity interest exceeding five percent (5%) of the combined equity interest of any corporation or partnership, or as a principal, agent, or otherwise, or have a material interest in, advise, lend money (other than in connection with the purchase of public debt securities or commercial paper) to, guarantee debts or obligations of or otherwise provide material support or material assistance to any Person that, directly or indirectly, carries on any business activity which is in competition with the Businesses in the United States of America, in Canada and Mexico, in the countries of the European Union or any other place in the world where the Businesses are currently conducted.

     (ii) FTDA shall not disclose or make accessible to anyone or make use of (other than in the regular course of the business and operations of FTDA consistent with the past business practices of FTD prior to the Merger) any confidential information relating to FTDI or any of the Subsidiaries which FTDA possesses with respect to confidential or secret processes, inventions, machinery, plans, customers, trade secrets, business procedures and methods, handbooks, manuals, catalogs and other data or information (in whatever form), pricing policies, product markets and uses (both present and potential), details or contracts, devices or matters of any kind relating to or with respect to any confidential research or developmental work, programs or projects of FTDI or any of its Subsidiaries.

     (p) Certain Litigation. Following the Closing Date, FTDA will cooperate to the extent reasonably practical and without unreasonable expense to FTDA in the defense of the Floral Network Litigation and, if necessary, in the procurement of license rights from the plaintiff or the development (or procurement) and implementation of replacement functionality. If, following the Merger, as a result of this litigation, FTDI is unable to provide in whole or in part any service to Members in accordance with this Agreement, such failure will not constitute a breach of this Agreement or the Merger Agreement, provided that FTDI shall take all reasonable steps in cooperation with FTDA to establish and implement replacement procedures, including if required, the procurement of license rights from the plaintiff without unreasonable expense to FTDI.

     (q) Memorabilia. Upon execution of this Agreement and subject to the effectiveness of the Merger, FTDI shall sell to FTDA certain objects, commemorative plaques and other similar items, photographs, trophies and other organizational or historical memorabilia owned by FTDI and identified on
Schedule 3.1(q) to this Agreement ("Memorabilia") in consideration of a cash payment of one thousand dollars ($1,000) by FTDA and FTDA's grant to FTDI of a reasonable right of access to, and use (without compensation therefor) of, such Memorabilia for advertising and promotional purposes.

     (r) PromoFlor Council. Representation on the Promoflor Council shall be designated by FTDA following the Merger, subject to the approval of FTDI which approval shall not be unreasonably withheld.

     (s) AFMC. After the Merger, FTDI shall continue to collect from Members as part of the Clearing House Statement their contribution to AFMC, and remit such contribution to AFMC, and as between FTDI and FTDA, representation on AFMC shall be by a Member recommended by FTDA subject to the approval of FTDI, which approval shall not be unreasonably withheld.

     (t) Districts. After the Merger, FTDI shall collect from Members as part of the Clearing House Statement district dues as provided for in the FTDA Bylaws, that it will remit district dues to FTDA or to districts at FTDA's direction and FTDI shall have no claim against the assets of any districts of FTD or FTDA prior or subsequent to the Merger.

     (u) Publications. After the Merger, FTDA shall publish the publications known as "FLORIST" and "FTD FAMILY" and FTDA shall be entitled to all subscription fees for such publications. In exchange for the lease of such publications as set forth in the Leaseback Agreement, FTDA shall provide advertising space to FTDI in such publications, with a value of $10,000 per year, subject to increases based upon the CPI Index.

     (v) Member Insurance Programs. The Group Insurance Programs will be administered after the Merger by FTDA to such extent as may be appropriate pursuant to the July 17, 1979 Agreement of Trust and the Florists' Mutual Insurance Programs will be administered by FTDI unless FTDA, FTDI and Florists Mutual Insurance Company mutually agree to a transfer of the said programs to FTDA. FTDI and FTDA shall cooperate with each other, the insurance companies involved and said trust to effect the transfer to FTDA of responsibility for the Insurance Programs to the extent contemplated herein.

     (w) Credit Responsibility; Processing Fees. After the Merger, FTDI shall be responsible for reviewing and determining the credit responsibility of applicants for Active Member status in FTDA and, in consideration for this service, FTDA agrees that it will remit to FTDI the reasonable cost of such credit responsibility determination, provided that such cost shall not exceed the amount of $50 (subject only to CPI Index increases, which may be applied only to the extent the processing fee charged to applicants for Active Member status is increased) and, provided further, that FTDI shall share with FTDA its findings regarding the credit responsibility of the applicant under review.

     3.2  Post-Sale Relationships Among FTDI and Members.

     (a) Use of Facilities. After the Merger, any Member in good standing with FTDA and with FTDI and which is in compliance with the FTDA and FTDI Standards shall be entitled to have access to FTD's clearinghouse, communications system, and other operations of the Floral Network on the same basis FTD provided such access prior to the Merger and/or in a manner substantially consistent therewith.

     (b) Restrictions on FTDI's Charges. After the Merger, FTDI will not charge the Members any fees, prices, or other charges for products or services which are greater than the lowest charges levied by FTDI to any other customer in the Retail/Professional Florists Industry for equivalent (including type, quality and quantity) products or services (after giving effect to all applicable rebates, refunds, credits, and other discounts). For three (3) years after the Merger, the fees, prices or other charges charged by FTDI to Members for any products or services provided to them by FTDI, its successors or assigns, which are equivalent to those products and services set forth on Schedule 3.2(b), shall not be greater than the lowest charges levied by FTD for such product or service during the period immediately prior to July 1, 1994 (after giving effect to all rebates, refunds, credits, and other discounts), as adjusted for any increase in the CPI Index occurring after the execution of this Agreement, provided that, in the event the Value Plus Program is discontinued by FTDI and not replaced with a substantially equivalent Member Incentive Program, the one percent (1%) charge on advances to be used for the Value Plus Program shall also be discontinued for the balance of the three year period.

     (c) Amending Post-Sale Provisions. Upon the written request of FTDI to amend any provision of this Article III and any related defined terms and any Exhibit or Schedules hereto, FTDA shall respond to such request upon only the authorization of its Board of Trustees, without the necessity of obtaining the consent of its Members existing as of the date of the amendment except to the extent consent of the Members is required pursuant to the Articles of Incorporation, the FTDA Bylaws or the Nonprofit Act (or the applicable equivalent), provided, however, that the Membership Dues may be changed only in accordance with the procedures established in FTDA's Bylaws which procedures shall be substantially in accord with Bylaw XV of the FTD Bylaws. FTDA's Board of Trustees shall approve any proposed amendment unless the Board, acting in good faith, determines that the proposed amendment is not in the best interests of FTDA and/or the Members then existing.

     3.3 FTDI Successors. After the Merger, FTDI covenants and undertakes to require that any legal successor to FTDI or any Subsidiary or any person which acquires any Subsidiary or obtains any material part of the assets used in connection with the Businesses or acquires the stock of Interflora owned by FTDI ("Successor") shall, as a condition to the transaction pursuant to which such person becomes a legal successor or purchases or otherwise acquires such material part of the assets used in connection with the Businesses or the stock of Interflora, agree to accede to and become bound to perform all obligations of FTDI pursuant to this Agreement, as such obligations are related to such Subsidiary or assets, as the case may be, and including specifically but without limitation those obligations relating to such assets the benefit of which will principally inure to FTDA and/or FTDA Members; provided however, if that is not practicable, the parties agree to negotiate in good faith so as to thereafter execute and deliver amendments or supplements hereto or additional agreements to provide FTDA substantially similar or equivalent benefits and protection as are sought to be provided hereunder. Notwithstanding anything herein to the contrary, this Section 3.3 shall not apply with respect to RGC.

                                   ARTICLE IV

                          EQUITY OFFERINGS TO MEMBERS
                          ---------------------------

     4.1 First Equity Offering to Members. FTDI or Buyer shall file a registration statement or statements under the Securities Act of 1933, as amended, no later than two hundred (200) days after the effectiveness of the Merger for the purpose of offering in the United States to all Members who are Active Members of FTDA at such time ("Offerees"), shares of common stock of FTDI or Buyer, as the case may be, representing not less than twelve and one-half percent (12-1/2%) of the FTDI's outstanding common stock capitalization immediately following the date of this Agreement ("Initial Common Equity"), and to use all reasonable efforts to cause the registration statements to be declared effective and conclude the offering as soon as practicable.

     4.2 Follow-on Equity Offering to Members. In addition to the first equity offering described in Section 4.1, within three (3) years from the effectiveness of the Merger, the same entity making the offering described in Section 4.1 shall commence to offer in the United States to all Members who are Active Members of FTDA at such time equity securities in an aggregate amount equal to an additional seven and one-half percent (7-l/2%) of the then-outstanding common stock of such entity.

     4.3 Certain Other Conditions. The following conditions will be applicable to the offerings described in Sections 4.1 and 4.2:

     (a) The offerings will be registered offerings only in the United States, and will be available to all Members who are Active Members of FTDA at such time.

     (b) FTDI may require that such shares be nontransferable except to other FTDA Members, their respective immediate family members or estates, or FTDI, which restrictions will cease two hundred and seventy (270) days after FTDI's first underwritten public offering available to people other than FTDA Members.

     (c) The aggregate offering price for the shares subject to such offerings shall not exceed the then-existing fair market value of the shares based upon the opinion of an independent investment banking firm mutually acceptable to FTDI and FTDA; provided that in the event that the aggregate offering price for such shares in such offering does not exceed an amount equal to (i) a fraction represented by the aggregate percentage of the outstanding common stock offered to the FTDA Members as referred to above, multiplied by (ii) the equity portion of the capitalization of the business of FTDI immediately subsequent to the Merger contributed by Buyer and its financing partners, then the opinion of an investment banking firm shall not be required; provided, further, that in the event that such shares are listed on a national securities exchange or quoted on a national securities quotation system at the time of such offering, the price per share shall be no greater than the trading price of such shares, and no investment banking firm opinion shall be required.

     (d) Such shares will be offered to Offerees in such manner and at such price as Buyer shall determine, in its sole discretion, provided that Offerees shall be able to participate on a fair and equitable basis as determined solely by Buyer.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

     5.1 Organization, Good Standing, and Power of FTDA. FTDA represents, warrants and agrees with FTD that FTDA is a corporation duly organized and validly existing and in good standing under the laws of the United States jurisdiction in which it is incorporated, and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted by it requires such qualification, except where failure to so qualify or be in good standing would not individually or in the aggregate have a material adverse effect on the business, properties or financial condition of FTDI. FTDA has all requisite power to own or lease its properties and to carry on its business in the manner and in the place where such properties are owned or leased and its business as now being conducted. FTDA has made available its Articles of Incorporation and Bylaws. Such Articles of Incorporation are in full force and effect. FTDA is not in violation of any provision of its Articles of Association or Bylaws.

     5.2 Organization, Good Standing, and Power of FTD and FTDI. FTD represents, warrants and agrees with FTDA that FTD is a non-profit corporation and, following the effectiveness of the Restated Articles of Association identified below, FTDI will be a corporation, each at such respective times duly organized and validly existing and in good standing under the laws of Michigan, and FTDI will be qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted by it requires such qualification, except where failure to so qualify or be in good standing would not individually or in the aggregate have a material adverse effect on the business, properties, or financial condition of FTDI. As of the date of execution hereof, FTD has, and, following the Merger, FTDI will have, all requisite power to own or lease its properties and to carry on its business in the manner and in the place where such properties are owned or leased and its business is now being conducted. FTD has heretofore provided to FTDA copies of the Articles of Association and Bylaws as in effect prior to the Merger and copies of FTDI's Restated Articles of Incorporation and Bylaws as such will be in effect after the Merger. Such Articles of Association of FTD are in full force and effect. FTDI will not be in violation of any provision of its Articles of Association or, when effective, the Restated Articles of Incorporation or Bylaws.

                                  ARTICLE VI

                                INDEMNIFICATION
                                ---------------

     6.1 Indemnification of FTDI by FTDA. From and after the execution of this Agreement, FTDA shall indemnify defend and save FTD, FTDI and its directors, officers, directors, employees, affiliates, successors and assigns ("FTDI Parties"), against any and all loss, damage, liability, or expense, (including attorneys' fees and costs of litigation) whatsoever ("Damages") arising out of claims made by third parties (including governmental authorities) in connection with the business of FTDA, including the collection by FTDI for FTDA of Member Voluntary Payments and the remittance by FTDI to FTDA of FTD Member Voluntary Payments as described in Section 3.1(e).

     6.2 Indemnification of FTDA by FTDI. From and after the execution of this Agreement, FTDI shall indemnify, defend, and save FTDA and its officers, directors, employees, affiliates, successors and assigns ("FTDA Parties") against any and all Damages arising out of claims made by third parties (including governmental authorities) in connection with FTDI's operation of the Businesses from and after the Merger.

     6.3 Indemnification Procedures. In the event that any FTDI Party or FTDA Party, as the case may be (the "Claimant"), desires to make a claim against an indemnifying party (the "Indemnitor") under this Article, the Claimant shall give the Indemnitor prompt written notice of any claims, actions, suits, or proceedings and demands being instituted against or made upon the Claimant in connection with which the Claimant claims indemnification hereunder. The Claimant, at the time of giving such notice and if the Indemnitor agrees that it is to indemnify the Claimant hereunder, shall give the Indemnitor full authority to defend, adjust, compromise, or settle the matter in the Claimant's name or otherwise as the Indemnitor shall elect unless, in the Claimant's reasonable discretion, there is a conflict or potential conflict of interest between the Claimant and the Indemnitor in the matter or the matter involves a remedy other than monetary damages. The Claimant shall promptly advise the Indemnitor in writing of the amount and circumstances surrounding the matter and shall cooperate with the Indemnitor in defending the matter. If the Indemnitor does not assume defense of the matter in a reasonable period of time, the Claimant may defend, adjust, compromise or settle such matter in place of the Indemnitor, but without in any way reducing Indemnitor's indemnification liability hereunder. In addition, if the Claimant reasonably determines that a conflict or potential conflict of interest exists between the Claimant and the Indemnitor, the Indemnitor shall be responsible for reimbursing the reasonable attorneys' fees and expenses (but only for one firm) of the Claimant in connection with the defense of such matter. With respect to liquidated claims, if Indemnitor has not contested the claim within thirty (30) days after being given notice of the claim by the Claimant, Indemnitor shall pay the full amount thereof in cash within ten (10) days after the thirty-day period has expired.


                                  ARTICLE VII

                                 MISCELLANEOUS
                                 -------------

     7.1 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given upon the earlier of delivery if delivered personally or upon receipt sent by registered or certified mail, return receipt requested, postage prepaid or on the second next business day after deposit if sent by recognized overnight delivery service, or upon transmission if sent by telecopy or facsimile transaction (with request of assurance of receipt in a manner customary for communications of such type) as follows:

     (a)  If to FTDI:

          Mr. Richard C. Perry
          President
          Perry Capital Corp.
          245 Park Avenue
          New York, New York 10167

     with a copy to:

          Gary P. Cullen, Esq.
          Skadden, Arps, Slate, Meagher & Flom
          333 W. Wacker Drive
          Chicago, Illinois 60606
          Fax:  (312) 407-0411

     (b)  If to FTDA:

          Mr. James W. Jordan
          Secretary
          FTD Association
          29200 Northwestern Highway
          Southfield, Michigan 48034

     with a copy to:

          James A. Samborn, Esq.
          Dickinson, Wright, Moon, Van Dusen & Freeman
          500 Woodward Ave.
          Suite 4000
          Detroit, Michigan 48226
          Fax:  (313) 223-3598

     7.2 Confidentiality. FTD (on its behalf and on behalf of FTDI) and FTDA each agree that each of their respective officers, directors, employees and other representatives shall hold in strict confidence and shall use data and information obtained from the other only as contemplated in connection with this Agreement, except to the extent such data and information may be publicly available through no fault of either of them or required by law to be disclosed.

     7.3 Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto and their successors and assigns, as the case may be, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     7.4 Non-Assignability. This Agreement shall not be assignable by either party without the prior written consent of the other party, provided, however, that, without such prior written consent, FTDI may assign (i) its rights but not its obligations to any lender providing financing to Buyer or FTDI and (ii) its rights and its obligations in connection with the sale of all or substantially all of the assets of FTDI; provided further that, without such prior written consent, FTDA may alter its form of organization or structure so long as it remains an organization substantially owned by Retail/Professional Florists.

     7.5 Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     7.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     7.7 Governing Law. This Agreement shall be construed according to the laws of the State of Michigan, without giving effect to any choice of law provisions.

     7.8 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, shall be governed in accordance with the procedures set forth in Article XV of the Merger Agreement.

     7.9 Term. This Agreement shall continue for a term which shall be coextensive with the term of the Trademark License Agreement.

     7.10 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the transactions described in this Agreement. This Agreement may not be changed, waived or terminated except by a written instrument signed by the party against whom enforcement of the change, waiver or termination is sought.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates indicated below by their duly authorized representatives.



                                    FLORISTS' TRANSWORLD DELIVERY ASSOCIATION


                                    By:   /s/ John Partridge
                                          -------------------------------
                                    Its:      President
                                          -------------------------------
                                    Date:     December 18, 1994
                                          -------------------------------



                                    FTD ASSOCIATION


                                    By:   /s/ Mark Knox
                                          -------------------------------
                                    Its:      President
                                          -------------------------------
                                    Date:     December 18, 1994
                                          -------------------------------



Executed to ratify and conform this
Agreement, and to agree to cause
Florists' Transworld Delivery, Inc.,
to comply with this Agreement in all
respects following the Merger:

FTD ACQUISITION CORPORATION



By:   /s/ Gary Silberberg
      -------------------------
Its:      Vice President
      -------------------------

Executed for the purpose of
evidencing its agreement to
be bound by Article IV only.

PERRY CAPITAL CORP.


By:   /s/ Richard Perry
      -------------------------
Its:      President
      -------------------------

                                SCHEDULE 3.1(g)
                                       to
                            MUTUAL SUPPORT AGREEMENT


                     EXISTING PROCEDURES FOR DIRECT ORDERS
                     -------------------------------------


     Floral orders are distributed by FTD to FTD Member retail florists according to a formula which is known as the "FTD Random Weighted Distribution" formula.

     Under this formula, FTD Member retail florists that elect to participate as filling florists for FTD-generated floral orders are placed into one of eight categories. The categories represent varying volumes of FTD floral wire orders sent through the FTD clearing house over the most recent 12-month period. Every month, every FTD Member's order volume for the most recent 12-month period is calculated and every Member is placed into one of the eight sending volume categories. Each category is assigned a weighting factor, with categories representing higher volumes of orders having a higher weighting factor. A computer program creates a list of FTD Members by city or town and Member zip code, in random sequence. The number of times an FTD Member appears on the random sequence list depends on the weighting factor of the sending volume category assigned to the Member. Floral orders are distributed to FTD Members in order utilizing the random sequence Member list created by the computer program and maintained in a computer file. Floral orders to zip codes not represented by any FTD Member florist are routed to another FTD florist serving that particular zip code.

     The eight sending volume categories and their respective weighting factors are as follows:

     12-Month Sending Order Volume            Weighting Factor
     -----------------------------            ----------------
           23,500 and over                              150
           17,701 - 23,499                               25
           12,401 - 17,700                               20
            6,000 - 12,400                               15
            2,000 -  5,999                                8
            1,000 -  1,999                                4
              501 -    999                                2
                0 -    500                                1

     The entire FTD random weighted distribution formula is maintained by FTD on a computer program format at FTD Headquarters.

                   MODIFICATIONS TO MUTUAL SUPPORT AGREEMENT
                   -----------------------------------------


     1.   Section 2.3(a) would be amended to read in its entirety as follows:

          "(a) FTDA Directors. FTDI may designate up to twenty percent (20%), but not fewer than two (2), of the members of the Board of Directors of FTDA. The balance of the members of the Board of Directors of FTDA shall be elected by the Active Members voting on the basis of one vote for each such membership interest, provided that regional representation by, and election of, such directors may be established in accordance with applicable law."

     2.   Section 2.4 would be amended to read in its entirety as follows:

          "2.4 Representation on FTDI Board of Directors. FTDA may designate up to twenty percent (20%), but no fewer than two (2), of the members of FTDI's Board of Directors and the boards of directors of any controlled Affiliates (other than RGC) of FTDI which may operate any portion of the Businesses."

     3. A new Section 2.4.1 (inserted between Sections 2.4 and 2.5) would be added to the Mutual Support Agreement which would provide the following:

          "2.4.1    No Overlap of Officers
                    ----------------------

                    (a) No officer of FTDA shall be an officer of FTDI.

                    (b) No officer of FTDI shall be an officer of FTDA."

     4.   Section 3.1(d)(1) would be amended to read in its entirety as follows:

          "(1) Under FTDA Standards. FTDA agrees that it shall enforce the FTDA Standards and the other rules and regulations contained in the FTDA Handbook, to the full extent necessary to maintain and protect the goodwill associated with the Member Used Intellectual Property, and FTDI hereby acknowledges that the extent to which FTD enforced its standards prior to the Merger was sufficient for this purpose. Notwithstanding the foregoing, in the event a Member's violation pertains to the FTDA Standards (other than with respect to a FTDA Standard which pertains specifically to a Member's participation in another wire association), and FTDA fails in the reasonable opinion of FTDI to discipline said Member as required, FTDI shall have the right to take whatever action FTDI deems necessary to enforce the FTDA Standards against said Member, up to and including the imposition of limitations upon or termination of a Member's access to FTDI's clearinghouse, communications system and other business operations and/or suspension or termination of such Member's Trademark Membership License Agreement, it being understood that such discipline would not extend to that Member's status in FTDA or access to or other benefits or attributes of FTDA membership (other than with respect to such Member's access to FTDI's business operations as referred to above or the use of the Member Used Intellectual Property and the Trademark Membership License Agreement), provided that in the event a Member's access to FTDI's clearinghouse, communications system, and other business operations has been terminated by FTDI and/or the Trademark Membership License Agreement has been terminated by FTDI, FTDA, at the request of the Member (if FTDA agrees and reasonably determines that such termination was unreasonable), may submit such matter to a neutral arbitrator selected by FTDI and FTDA who shall apply the procedures in Section 7.8 of this Agreement. In the event the arbitrator determines upon such appeal that a Member's right to use the clearinghouse, communications system, other business operations, the Member Used Intellectual Property and the Trademark Membership License Agreement should be reinstated, and in the event that the Member has met its financial obligations to FTDI, FTDI shall reinstate the Member. The decision of the arbitrator shall be deemed to constitute action by FTDI to maintain the goodwill associated with the Member Used Intellectual Property."

     5.   Section 3.1(d)(2) would be amended to read in its entirety as follows:

          "(2) Under FTDI Standards. FTDA agrees that FTDI shall have the right to discipline Members for violating the FTDI Standards that shall be adopted by FTDI for the use of its clearinghouse, communications system, and other business operations to the extent necessary to ensure proper usage thereof and payment therefor by Members associated with the Member Used Intellectual Property, and such discipline may include the imposition of limitations upon or termination of a Member's access to FTDI's clearinghouse, communications system, and other business operations and/or suspension or termination of such Member's Trademark Membership License Agreement, it being understood that such discipline would not extend to that Member's status in FTDA or access to or other benefits or attributes of FTDA membership (other than with respect to such Member's access to FTDI's business operations as referred to above or the use of the Member Used Intellectual Property and the Trademark Membership License Agreement), provided that a Member disciplined by FTDI for violating the FTDI Standards, which discipline results in termination of a Member's access to FTDI's clearinghouse, communications system, and other business operations and/or termination of such Member's Trademark Membership License Agreement, shall have a right of appeal to a neutral arbitrator selected by FTDI and the Member who shall apply the arbitration procedures referred to in
     Section 7.8; provided further, however, that a Member's right of appeal to an arbitrator under this Section 3.1(d)(2) shall exist only if (i) FTDA shall determine, in its good faith judgment, that such termination was unreasonable, and (ii) such termination was not based, in whole or in part, upon (x) the failure of such Member to meet its financial obligations to FTDI for a period of 60 consecutive days, (y) the occurrence of three or more bonafide customer complaints and/or test order failures within any consecutive 12 month period or (z) the use of FTDI's clearinghouse, communications system or other business operations or the Member Used Intellectual Property in a manner determined by FTDI in its good faith judgment to be inconsistent with FTDI's Standards or the Trademark Membership License Agreement after delivery of notice thereof to such Member not less than thirty (30) days prior to such termination and the failure by such Member to cure such use in such thirty (30) day period. In the event the arbitrator determines upon such appeal that a Member's right to use the clearinghouse, communications system, other business operations, the Member Used Intellectual Property and the Trademark Membership License Agreement should be reinstated, and in the event that the Member has met its financial obligations to FTDI, FTDI shall reinstate the Member. The decision of the arbitrator shall be deemed to constitute action by FTDI to maintain the goodwill associated with the Member Used Intellectual

     Property. FTDA agrees that it shall not invoke the procedures referred to in Section 7.8 hereof to commence an arbitration proceeding against FTDI with respect to any dispute, controversy or claim arising out of or relating to this Section 3.1(d)(2) except to the extent that FTDA determines that the FTDI Standards adopted by FTDI for the use of FTDI's clearinghouse, communications system, and other business operations are not necessary to ensure proper usage thereof and payment therefor by Members associated with the Member Used Intellectual Property.

     6.   Section 3.1(m) would be amended to read in its entirety as follows:

          "(m) FTDA Standards. FTDI shall at all times control the nature and quality of the Licensees' products and services identified by the Member Used Intellectual Property. For this purpose FTD hereby appoints FTDA as FTDI's exclusive agent after the Merger for purposes of establishing and enforcing the FTDA Standards which shall govern the activities of the Members and their use of the Member Used Intellectual Property under their respective Trademark Membership License Agreements with FTDI. FTDA agrees to establish and enforce quality control standards for Licensees consistent with the quality control standards enforced by FTD prior to the Merger and FTD finds on behalf of FTDI that such standards and the quality to be enforced by FTDA are sufficient to adequately protect the goodwill associated with the Member Used Intellectual Property and the Members' products and services. FTDA agrees that the FTDA Standards shall at all times be sufficient to protect the goodwill associated with the Member Used Intellectual Property. FTDA will notify FTDI of any proposed modification (whether written or oral, through amendment, addition, deletion or otherwise) of the FTDA Standards or any of the FTDA Standards not less than sixty (60) days in advance of the earlier of the proposed notice, announcement or implementation of such modification, provided that in the event such modification involves a proposed amendment to FTDA's Code of Regulations pursuant to Section 2(c) or Section 2(d) of Regulation XI thereof, such notice shall be given within three (3) days after such amendment has been proposed. In the event that FTDI determines in its good faith judgment that any such proposed modification of the FTDA Standards could violate FTDA's obligations as set forth in this Section 3.1(m), FTDI shall be entitled to submit such matter to arbitration as contemplated by
     Section 7.8 hereof, and implementation of any such modification shall be delayed pending the resolution of such controversy pursuant to such Section 7.8."

     7.   Section 3.l(o)(i) will be amended to read in its entirety as follows:

          "(o) Non-Competition. (i)(A) During the term of the Trademark License Agreement, FTDA agrees it will not carry on, directly or indirectly, whether alone or in conjunction with any Person, as a holder of an equity interest exceeding five percent (5%) of the combined equity interest of any corporation or partnership, or as a principal, agent, or otherwise, or have a material interest in, advise, lend money (other than in connection with the purchase of public debt securities or commercial paper) to, guarantee debts or obligations of or otherwise provide material support or material assistance to any Person that, directly or indirectly, carries on, any business activity which is in competition with the Businesses in the United States of America, in Canada and Mexico, in the countries of the European Union or any other place in the world where the Businesses are currently conducted, in the event that such business activity utilizes or proposes to utilize in any way any portion of the Licensed Intellectual Property.

          (B) For a period of fifteen (15) years from the date of this Agreement, FTDA agrees it will not carry on, directly or indirectly, whether alone or in conjunction with any Person, as a holder of any equity interest exceeding five percent (5%) of the combined equity interest of any corporation or partnership, or as a principal, an agent, or otherwise, or have a material interest in, advise, lend money (other than in connection with the purchase of public debt securities or commercial paper) to, guarantee debts or obligations of or otherwise provide material support or material assistance to any Person that, directly or indirectly, carries on, any business activity which is in competition with the Businesses in the United States of America, in Canada and Mexico, in the countries of the European Union or any other place in the world where the Businesses are currently conducted.

          (C) In the event that FTDA engages in any of the activities contemplated by clause (B) of this Section 3.l(o)(i) subsequent to the 15-year period, (I) (x) FTDI shall be entitled in its sole discretion to renegotiate with FTDA the bases upon which FTDI continues to provide administrative and similar services to FTDA pursuant to the terms of this Agreement and (y) the obligations of FTDI under Section 3.1(i) of this Agreement will terminate immediately and (II) in the event such activities are carried on within the floral industry, the obligations of FTDI under
     Section 3.l(c)(ii) and (iii) will terminate immediately.

     8.   Section 3.1(g) would be amended to read in its entirety as follows:

          "(g) Direct Orders. After the Merger, FTDI and its Affiliates will fill all Direct Orders only through FTDI Licensees and will distribute all Direct Orders through procedures reasonably established by FTDI from time to time, such procedures in existence on the date hereof being set forth in
     Schedule 3.1(g) hereto. Any changes to the procedures set forth in such schedule shall be made on a reasonable basis and shall provide for an allocation to FTDI Licensees of Direct Orders generated by FTDI and its Affiliates on a reasonable and equitable basis so as to provide an opportunity for all FTDI Licensees which are qualified under FTDI's Direct Order eligibility qualifications to participate in filling such Direct Orders. FTDI shall notify FTDA of changes in the schedule. In the event FTDA believes that such changes are not reasonable and equitable, it may submit such dispute to arbitration in accordance with the procedures provided in Section 7.8. In the event the arbitrator determines that the changes are not reasonable and equitable, the changes shall be discontinued by FTDI. In the event that FTDI reasonably should conclude that the procedures in effect are in violation of any third-party patent rights, then: (i) FTDI shall have no obligation under this or any other agreement to employ or implement such procedures, and (ii) FTDI shall establish and implement replacement procedures in accordance with this Section and with the provisions of Section (p) below to the extent applicable.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates indicated below by their duly authorized representatives.

                                       4